EXHIBIT 99.3

The pending Alon transaction

Substantially all of the information presented below regarding the pipelines and terminals to be acquired from Alon is based on information provided to us by Alon in connection with our pending acquisition of these assets.

OVERVIEW

On January 25, 2005, we entered into a contribution agreement with Alon USA, Inc. and several of its wholly-owned subsidiaries, which we refer to collectively as “Alon,” that provides for our acquisition, subject to the terms and conditions of the agreement, of four refined products pipelines aggregating approximately 500 miles, an associated tank farm and two refined products terminals with aggregate storage capacity of approximately 347,000 barrels. These pipelines and terminals are located primarily in Texas and transport approximately 70% of the light refined products for Alon’s 65,000 bpd capacity refinery in Big Spring, Texas.

The total consideration for these pipeline and terminal assets is $120 million in cash and 937,500 of our Class B subordinated units. We intend to fund the $120 million cash portion of the consideration with the proceeds of this offering.

In connection with the Alon transaction, we will enter into a 15-year pipelines and terminals agreement with Alon. Under this agreement, Alon will agree to transport on the pipelines and throughput in the terminals, a volume of refined products that would result in minimum revenues to us of $20.2 million in the first year. This minimum volume commitment will increase or decrease each year at a rate equal to the percentage change in the producer price index, but not below $20.2 million per year. Alon’s minimum commitment obligation was calculated based on 90% of Alon’s recent usage of these pipelines, tank farm and terminals taking into account a 5,000 bpd expansion of Alon’s Big Spring Refinery expected to be completed in February 2005. At revenue levels above 105% of the base revenue amount, Alon will receive an annual 50% discount on incremental revenues. We will grant Alon a second mortgage on the pipelines and terminals to secure certain of Alon’s rights under the pipelines and terminals agreement. Alon will have a right of first refusal to purchase the pipelines and terminals if we decide to sell them in the future. Additionally, we will enter into an environmental agreement with Alon with respect to certain pre-closing environmental costs and liabilities relating to the pipelines and terminals to be acquired from Alon.

The pending Alon transaction satisfies many of our primary business objectives. The Alon pipeline and terminal assets are located in our core Texas markets and are complementary to our current transportation and distribution assets. We expect Alon’s throughput volume commitment under its 15-year pipelines and terminals agreement to enhance our generation of stable cash flows, and we expect the acquisition to be accretive to our distributable cash flow per unit. Furthermore, we expect that future increases in the capacity of Alon’s Big Spring Refinery will result in the opportunity for increased throughput for the pipelines and terminals to be acquired from Alon.

We do not expect to be required to develop or acquire any additional assets in order to operate the pipelines and terminals to be acquired from Alon or integrate them into our existing operations. With appropriate maintenance, we believe that the assets to be acquired from Alon will have a remaining useful life of at least 15 years. Our management believes that the operating expenses for the Alon pipelines and terminals will be consistent with the operating expenses for our existing pipelines and terminals. We believe that following the acquisition and the completion of Alon’s refinery enhancements, the pipelines and terminals to be acquired from Alon will have, on average, a 55% capacity utilization. In connection with the acquisition, we expect to hire 10 to 12 employees from

Alon to operate these assets. Our existing senior management, marketing and business development personnel will perform these functions with respect to these assets.

The contribution agreement with Alon restricts our ability to sell the pipeline and terminals that we are acquiring from Alon or from repaying more than $30 million of the notes for a period of 10 years under certain circumstances.

The following map shows the refined product pipelines, the associated tank farm and the refined products terminals that we propose to acquire from Alon:

DESCRIPTION OF THE ALON ASSETS

Refined product pipelines and tank farm

The following table sets forth certain operating data for each of the refined product pipelines that we propose to acquire. Throughput is the total average number of barrels per day transported on a pipeline, but does not aggregate barrels moved between different points on the same pipeline. The capacity of the pipelines is based on the throughput capacity for barrels of gasoline equivalent that may be transported in the existing configuration; in some cases, this includes the use of drag reducing agents. Alon is the only shipper on each of these pipelines and we cannot add customers without Alon’s consent.

						Years ended
						December 31,
						2001 - 2004
					Minimum
		Approximate			volume	Average	Average
	Diameter	length	Tariff(1)	Capacity	commitment	capacity	throughput
Origin and Destination	(inches)	(miles)	($/bbl)	(bpd)	(bpd)(2)	utilization	(bpd)

Refined Product Pipelines:
Big Spring, TX to Abilene, TX	6/8	105	$0.7792	20,000	7,580	42%	8,441
Big Spring, TX to Wichita Falls, TX	6/8	227	$1.6776	23,000	15,815	68%	15,650
Wichita Falls, TX to Duncan, OK	6	47	$0.3459	21,000	4,844	16%	3,415
Midland, TX to Orla, TX	8/10	135	$1.0110	25,000	14,040	54%	13,567

(1)	Represents the initial tariff rate under Alon’s pipelines and terminals agreement. These tariffs are reduced uniformly in the event certain throughput levels are achieved.

(2)	Represents Alon’s minimum volume commitment under Alon’s pipelines and terminals agreement.

Throughput for the year ended December 31, 2004 was decreased due to reduced efficiencies at Alon’s Big Spring Refinery which are to be corrected during the refinery’s turnaround which is scheduled to occur in February 2005. For the years ended December 31, 2001-2004, Alon accounted for all of the refined product volumes transported on the refined product pipelines. For the year ended December 31, 2004, these pipelines transported approximately 70% of the refined products produced by Alon’s Big Spring Refinery.

Big Spring, Texas to Abilene, Texas. The Big Spring to Abilene refined product pipeline was constructed in 1957 and consists of 100 miles of 6-inch pipeline and 5 miles of 8-inch pipeline. This pipeline is used for the shipment of refined products produced at Alon’s Big Spring Refinery to the Abilene terminal.

Big Spring, Texas to Wichita Falls, Texas. Segments of the Big Spring to Wichita Falls refined product pipeline were constructed in 1969 and 1989, and consist of 95 miles of 6-inch pipeline and 132 miles of 8-inch pipeline. This pipeline is used for the shipment of refined products produced at Alon’s Big Spring Refinery to the Wichita Falls terminal.

Wichita Falls, Texas to Duncan, Oklahoma. The Wichita Falls to Duncan refined product pipeline was constructed in 1958 and consists of 47 miles of 6-inch pipeline. This pipeline is used for the shipment of refined products from the Wichita Falls terminal to Alon’s Duncan terminal, which we are not acquiring.

Big Spring, Texas to Orla, Texas. Segments of the Big Spring to Orla refined product pipeline were constructed in 1928 and 1998, and consist of 50 miles of 10-inch pipeline and 85 miles of 8-inch pipeline. This pipeline is used for the shipment of refined products produced at Alon’s Big Spring

Refinery from Midland, Texas to the tank farm at Orla, Texas, which is part of the assets to be acquired.

Orla, Texas Tank Farm. The following table outlines the tank farm’s storage capacity, number of tanks, supply source, mode of delivery and average throughput (in bpd) for the fiscal year ended December 31, 2004:

	Storage
	capacity	Number of	Supply		Average
Location	(barrels)	tanks	source	Mode of delivery	throughput

Orla, TX	135,000	5	pipeline	pipeline	12,659

The Orla tank farm was constructed in 1998. The Orla tank farm receives refined products from Alon’s Big Spring Refinery that accounted for all of its volumes in 2004. Refined products received at this tank farm are delivered into our Orla to El Paso pipeline. Alon is the only customer at this tank farm.

Refined product terminals

The following table outlines the location of the refined product terminals that we propose to acquire and their storage capacities, number of tanks, supply source, mode of delivery and average throughput (in bpd) for the year ended December 31, 2004:

	Storage
	capacity	Number of	Supply		Average
Terminal location	(barrels)	tanks	source	Mode of delivery	throughput

Abilene, TX	127,000	5	pipeline	truck rack and pipeline	7,841
Wichita Falls, TX	220,000	11	pipeline	truck rack and pipeline	6,322

Total	347,000	16			14,163

Abilene, Texas Terminal. The Abilene terminal was constructed in 1990. This terminal receives refined products from Alon’s Big Spring Refinery that accounted for all of its volumes in 2004. Refined products received at this terminal are sold locally via a truck rack or pumped over a 2-mile pipeline to Dyess Air Force Base. Alon is the only customer at this terminal.

Wichita Falls, Texas Terminal. The Wichita Falls terminal was constructed in 1958. This terminal receives refined products from Alon’s Big Spring Refinery that accounted for all of its volumes in 2004. Refined products received at this terminal are sold via a truck rack or shipped to Duncan, Oklahoma on the River pipeline. Alon is the only customer at this terminal.

CONTRIBUTION AGREEMENT

At the closing, Alon will contribute the pipelines and terminals to us pursuant to the contribution agreement described in “—Overview.” Pursuant to the contribution agreement, we will acquire the entire membership interest in a newly formed limited liability company subsidiary of Alon into which all of the pipelines and terminals will have been transferred immediately prior to our acquisition of the subsidiary. The closing of the transaction is subject to the following conditions:

➢	the absence of any law, order or injunction prohibiting the transaction;

➢	the absence of any action or enactment of any law by any governmental entity that makes the completion of the transaction illegal;

➢	the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

➢	receipt of governmental consents required for each party to complete the transaction;

➢	the receipt of the consent of Alon’s lenders under its credit agreements;

➢	the accuracy of Alon’s representations and warranties except as would not, in the aggregate, result in a material adverse effect upon Alon or the assets to be acquired from Alon;

➢	the accuracy of our representations and warranties in all material respects;

➢	the performance in all material respects of each party’s covenants and agreements required to be performed at or prior to the completion of the transaction; and

➢	other customary closing conditions relating to the delivery of closing documents and the consideration to be delivered to Alon.

We may terminate the contribution agreement in the event of certain material casualty losses or condemnations in excess of $3 million with respect to the assets to be acquired. Either party may terminate the agreement in the event of:

➢	any order by a governmental entity permanently prohibiting the transaction;

➢	a breach by the other party that would cause the failure of the conditions relating to the accuracy of representations and warranties or performance of covenants and agreements at the closing that has not been cured within 20 days of notice of the failure; and

➢	the failure of the closing to occur by April 29, 2005.

The contribution agreement contains customary representations and warranties, including representations and warranties by Alon regarding the ownership, the sufficiency and condition, and the performance of the assets. The contribution agreement also provides for customary indemnification from Alon with respect to retained liabilities, breaches of covenants and agreements, breaches of representations and warranties and excluded assets. Additionally, Alon has agreed to indemnify us for mechanical integrity defects in certain pipelines that are discovered within one year after closing and for certain deferred maintenance projects if not completed prior to the closing. Alon’s indemnification of us for breaches of representations and warranties is subject to a deductible of $750,000 and a $20 million maximum liability cap that also applies to indemnification for certain pre-closing environmental costs and liabilities under the environmental agreement. Please see “—Regulatory and environmental matters.”

Pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, we filed a Notification and Report Form with respect to the pending acquisition with the Antitrust Division of the Department of Justice and the Federal Trade Commission on January 26, 2005. As a result, the waiting period applicable to the acquisition will expire at 11:59 p.m., New York City time, on February 25, 2005, absent a second request from either of these agencies. The acquisition is expected to close in the first quarter of 2005.

PIPELINES AND TERMINALS AGREEMENT

In connection with the pending acquisition of the pipelines and terminals from Alon, we will enter into a pipelines and terminals agreement with Alon with an initial term of 15 years. Alon will have the option to renew the agreement on the same terms for three additional 5-year terms. Pursuant to the agreement, Alon will agree to transport on the pipelines and throughput in the terminals, a volume of refined products that would result in minimum revenues of $20.2 million in the first year. This minimum volume commitment will increase or decrease each year at a rate equal to the percentage change in the producer price index, but not below $20.2 million per year. At revenue levels above 105% of the base revenue amount Alon will receive an annual 50% discount on incremental revenues.

We will grant Alon a second mortgage on the pipelines and terminals to secure certain of Alon’s rights under the pipelines and terminals agreement. In the event the agreement is ever terminated, Alon has the right to enter into a new agreement at any time within one year after the termination on terms that we agree are substantially similar to the terms on which we could enter into an agreement with a third party for similar services. Alon will have a right of first refusal to purchase the pipelines and terminals if we decide to sell them during the term of the agreement.

In the event that a force majeure prevents either us or Alon from performing our respective obligations under the pipelines and terminals agreement, each of our obligations under the agreement will be suspended until the affected party is able to perform. If a force majeure prevents us from performing our obligations for more than 90 days, Alon may terminate the agreement as to the pipelines or terminals affected unless the force majeure relates to a governmental order, decree, regulation or similar requirement that does not involve negligent operation of the pipelines and terminals by us, in which case Alon may not terminate the agreement as to the pipelines or terminals affected until we have been unable to perform our obligations for 12 months. Regardless of the circumstances causing a force majeure, we can prevent termination of the agreement by Alon as to the pipelines or terminals affected for up to 12 months if we are providing alternative means for Alon to transport refined products and we reimburse Alon for the incremental costs incurred with respect to the alternative transportation. Alon may undertake operation of the pipelines and terminals if a force majeure prevents us from substantially performing our obligations for more than 30 days and may purchase the pipelines and terminals for fair market value if the agreement is terminated due to a force majeure that prevents us from performing. We may terminate the agreement as to pipelines and terminals affected if a force majeure prevents Alon from performing its obligations under the agreement for more than 12 months.

If either of us defaults on specified obligations under the pipelines and terminals agreement, the non-defaulting party may seek to enforce the performance of the other party and recover damages in arbitration. Alon may (1) terminate the pipelines and terminals agreement after 30 days notice to us in the event we experience certain bankruptcy-related events or if we default on our obligations under a mortgage or security agreement with a third party that has not entered into a non-disturbance agreement with Alon such that the third party can acquire a material portion of these assets if we have not cured the default in that time period, (2) terminate the agreement after 60 days notice if we fail to make any required payments to Alon, if we have not cured the default in that time period, and (3) terminate after 30 days notice if we fail to perform any material provision of the agreement, except where the default cannot be reasonably cured in 30 days and we are diligently proceeding to cure the default, in which case we have up to 180 days. Alon and our senior secured lenders will enter into a non-disturbance agreement at the closing of the pending Alon transaction. Additionally, Alon may undertake operation of the pipelines and terminals if (1) we experience certain bankruptcy-related events or default on our obligations under a mortgage or security agreement with a third party that has not entered into a non-disturbance agreement with Alon such that the third party can acquire a material portion of these assets, or (2) after 30 days notice if we fail to perform any material provision of the agreement, except in certain circumstances where our default directly results from a breach by Alon under the contribution agreement. Alon may purchase the pipelines and terminals at fair market value if we default under the same circumstances and we are unable to cure the default in 180 days. In the event that Alon fails to make payments to us under the pipelines and terminals agreement, we may refuse receipts and deliveries after 10 days notice, and we may terminate the agreement after 60 days notice if Alon has not cured the default in that time period. We may not refuse receipts and deliveries in response to any other default by Alon unless we have received a final, nonappealable decision of an arbitrator. If either party has enforceable rights to insurance proceeds that are sufficient to cure a payment default, that party will have an additional 60 days to cure the payment default if it is using commercially reasonable efforts to do so.

The tariff rates applicable to refined products transported on the pipelines will be at fixed rates subject to annual increase or decrease based on the percentage change in the producer price index, but never below the initial tariff rates. The service fees for terminalling refined products in the terminals will be initially set at rates competitive in the marketplace and will be adjusted annually based on the percentage change in the preceding two contract years in an index of comparable fees posted by competitors. Neither we nor our affiliates can transport refined products on the pipelines and terminals without Alon’s prior written consent, and, subject to common carrier laws, only Alon and shippers that it designates may transport on the pipelines and terminals.

We have agreed not to build any competing refined products pipelines on the existing rights-of-ways for the acquired pipelines and terminals during the term of the agreement. There is no similar restriction on Alon.

REGULATORY AND ENVIRONMENTAL MATTERS

As part of the pending acquisition of the pipelines and terminals from Alon, Alon will retain costs and liabilities related to active environmental remediation projects. In addition, Alon will indemnify us for certain environmental costs and liabilities arising from certain pre-closing conditions related to operation of the pipelines and terminals so long as we provide notice of those conditions within ten years of the closing of the pending acquisition. Alon’s indemnification obligation is subject to a $100,000 deductible and a $20 million maximum liability cap that also applies to indemnification for breaches of representations and warranties under the contribution agreement. The pre-closing conditions covered by the Alon indemnity include releases of hazardous or toxic substances and violations of certain local, state and federal laws or regulations.

CLASS B SUBORDINATED UNITS

In connection with the Alon transaction, we will issue to Alon 937,500 of our Class B subordinated units. The Class B subordinated units will rank equally with our existing subordinated units, however:

➢	the subordination period for the Class B subordinated units will terminate no sooner than March 31, 2010; and

➢	distributions to Alon with respect to the Class B subordinated units will be suspended if there is an event of default on the part of Alon under its pipelines and terminals agreement.

Upon termination of the Class B subordination period, the Class B subordinated units will convert into common units. The Class B subordinated units are entitled to vote with the subordinated units as a single class on each matter with respect to which the subordinated units are entitled to vote. Except as set forth in the second bullet point above, the Class B subordinated units shall have the right to share in partnership distributions on a pro rata basis with the existing subordinated units.

Alon cannot transfer the Class B subordinated units, other than to an affiliate or as collateral to its secured lenders, without the consent of our general partner.

NO HISTORICAL FINANCIAL INFORMATION

Historically, the assets we propose to acquire from Alon have not been operated as a separate division or subsidiary. Alon operated these assets as part of its more extensive transportation, terminalling, crude oil and refined products operations. As a result, Alon did not maintain complete and separate financial statements for these assets as an independent business unit.